EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK® REPORTS FIRST QUARTER FINANCIAL RESULTS

Revenue for the quarter up 205% over prior year quarter

BELLEVUE, WA – (May 14, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, today reported its financial results for the first quarter of 2003.

Revenue for the first quarter of 2003 was $597,000, compared to $196,000 in the first quarter of 2002, an increase of 205%. The Company reported a net loss attributable to common stockholders of $2.0 million, or $0.09 per share, in the first quarter of 2003 compared to a net loss attributable to common stockholders of $6.4 million, or $0.61 per share, in the first quarter of 2002.

“I am very pleased with the progress we made on the operational and financial fronts during the first quarter. We added several members to our sales team who have extensive experience in biometric software sales, expanded our relationships with key industry partners such as Microsoft and Citrix, and solidified our balance sheet by raising $9.7 million through warrant exercises,” said Glenn Argenbright, SAFLINK’s President and Chief Executive Officer.

Argenbright added, “We also made real progress with several large government opportunities, such as the Department of Defense’s Common Access Card (CAC) program and the Transportation Security Administration’s (TSA) Transportation Worker Identification Credential (TWIC) initiative. Our work on these projects and our proven ability to deliver scalable solutions has led to burgeoning relationships with other contractors pursuing these and other enterprise opportunities in the government and commercial sectors. And thanks in great part to the hard work of our dedicated employees, our common stock was relisted on the NASDAQ SmallCap Market and began trading there in late April.”

The Company will hold a conference call to discuss financial results today at 5:00 PM EDT. The Company may provide forward-looking information on this call. To listen to the conference, please call 1-800-992-7413 (international callers dial +1-801-303-7424). A recording of the call will be available on the Investors page of the Company’s web site for ten days after the call.

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication™” to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect valuable information, and replace text-based passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. Further information is available through the Company’s web site at www.saflink.com.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “The Power of Biometric Authentication” is a trademark of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to complete new sales contracts entered into this quarter, its ability to convert any backlog or potential sales opportunities into definitive agreements and revenue-producing relationships, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2003	2002
Revenue:
Product	$270	$136
Service	327	60

Total revenue	597	196
Cost of revenue:
Product	55	111
Service	84	27

Total cost of revenue	139	138

Gross profit	458	58
Operating expenses:
Product development	481	402
Sales and marketing	1,003	359
General and administrative	996	961

Total operating expenses	2,480	1,722

Operating loss	(2,022)	(1,664)
Interest expense	—	(38)
Other income, net	10	8

Net loss	(2,012)	(1,694)
Preferred stock dividend	—	4,731

Net loss attributable to common stockholders	$(2,012)	$(6,425)

Basic and diluted loss per common share:
Net loss	$(0.09)	$(0.16)
Preferred stock dividend	—	(0.45)

Net loss attributable to common stockholders	$(0.09)	$(0.61)

Weighted average number of common shares outstanding	21,874	10,557

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$14,144	$7,447
Accounts receivable, net	459	143
Other current assets	739	829

Total current assets	15,342	8,419
Furniture and equipment, net	306	199

	$15,648	$8,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$333	$758
Accrued expenses	358	467
Deferred revenue	54	130

Total current liabilities	745	1,355

Stockholders’ equity:
Preferred stock	—	—
Common stock	256	196
Common stock subscribed	121	—
Additional paid-in capital	101,787	92,316
Accumulated deficit	(87,261)	(85,249)

Total stockholders’ equity	14,903	7,263

	$15,648	$8,618